Exhibit 10.20

VOIP EQUIPMENT PURCHASE AND SERVICES AGREEMENT

THIS AGREEMENT is made and entered into on this _25 th_ day of October, 2006, by and between Onasi, Inc., a Utah corporation dba OnSat (“OnSat”) with its principal offices in Park City, Utah, and Viper Networks, Inc., a Nevada corporation (“Viper”) with its principal offices in San Diego, California. (The forgoing are at times herein referred to collectively as the “Parties.”)

R E C I T A L S

A. OnSat is engaged in the business of designing, installing and servicing satellite-based Internet services and related equipment in remote domestic and international locations, and is currently authorized and contracted to provide those services to residents of the Navajo Nation under contract no. C22052 Master Agreement Internet and Transmission Services dates 11-30-01 as modified under modification no. 10 dated 1-15-06. OnSat is interested in expanding its Internet-based services within the Navajo Nation (the “Territory”) to include telecommunication services using Voice-Over-Internet protocol;

B. Viper is engaged in the business of designing and marketing Voice over Internet Protocol (“VOIP”) products and services and is interested in expanding its subscription market and related services into the Navajo Nation and desires to engage with OnSat as its exclusive reseller of those services within that market, with the potential for expansion into other OnSat service markets.

C. OnSat desires to engage with Viper as its sole-source provider of VOIP products and services within the Navajo Nation market, with the potential for further market expansion.

D. The parties have heretofore agreed on the material terms of an agreement between them, to the foregoing purposes and desire now to formalize that agreement, on the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the Parties hereby agree as follows:

1.  Effective Date and Initial Term. This Agreement shall be effective as of ___ 10-25-06_______ or, if later, the date on which Viper obtains commitments for loan financing in amounts sufficient to finance the purchase of equipment necessary hereto, which amount is estimated to be not less than the amount provided on Exhibit 1, Item 1 (the “Viper Financing”). The Initial Term hereunder shall expire on June 30, 2010, and shall renew for successive one-year terms unless either party shall notify the other, in writing, not later than 90 days prior to the end of the Initial Term (or any extension then in effect), of its desire to terminate. Notwithstanding the forgoing, the Initial Term shall expire upon any termination of OnSat’s contract C22052 with the Navajo Nation prior to the date set forth herein, provided said termination is not due to the default or breach of the contract by OnSat.

2.  Financing as a Condition Precedent. The parties understand and acknowledge that the Viper Financing referenced in paragraph 1 is a condition precedent to the parties’ respective obligations hereunder and that, in the event of Viper’s inability to obtain such financing commitment within thirty

(30) days of the date hereof, despite the exercise of commercially reasonable efforts, either party may terminate this agreement and shall rescind and return any transfer of property hereunder.

3.  Viper As Exclusive VOIP Provider. For the term of this Agreement, as extended or renewed hereunder, and provided that Viper shall provide functional and serviceable VOIP services within the Territory, OnSat shall contract exclusively with Viper for such services and shall neither promote nor market nor represent any VOIP service or products similar to those offered by Viper without Viper’s prior written consent. Similarly, and for said term, Viper shall contract exclusively with OnSat and shall neither act to interfere with, compete with or circumvent OnSat’s contractual relationship with the Navajo Nation and with actual or potential subscribers within the Territory. The parties agree that each shall also afford the other a reasonable right of first refusal to join in a similar agreement in connection with other remote, satellite-based Internet markets in which both are or have the potential for market expansion before contracting with others to provide equipment or services in connection with such expansions or new markets.

4.  Purchase and Maintenance of Equipment In Place.

a.  Access Point Equipment Purchased. Viper hereby agrees to purchase from OnSat and OnSat agrees to sell to Viper various Wireless service base equipment (“Access Equipment”) currently installed, in place and operational within the Territory and necessary to the VOIP services, comprising 900 MHz access points, related server equipment and antennas, as identified and itemized in greater detail at Schedule 1(a) attached hereto.

b.  Purchase Price. Viper agrees to pay to OnSat a total of $1,411,000.00 for the Access Equipment, which amount shall be payable in authorized common shares of Viper (OTC: VPER), at exchange rate equal to the average closing price of publicly-traded VPER shares over the 30-day period preceding the Effective Date of this Agreement or in preferred shares of Viper convertible into the same number of common shares (the “Viper Shares”). OnSat acknowledges and understands that said shares are restricted from public sale in accordance with applicable SEC rules and regulations and may not be readily marketable for an indefinite period. The Viper Shares will be split between two certificates; one for 10,000,000 (ten million) common shares (the “Retained Shares”) and the second for the balance of the Viper Shares previously calculated (the “Resale Shares”); collectively the “Viper Shares.”

c.  Documentation and Rescission Upon Failure of Condition. The purchase and sale of the Access Equipment under this paragraph shall be documented by a Bill of Sale itemizing all Access Equipment. Notwithstanding, in the event that Viper is unable to obtain the Viper Financing as provided in paragraph 1 above, said sale shall be reversed and rescinded, and OnSat shall return to Viper, in exchange for Viper’s return of the Bill of Sale, the Viper Shares received in connection with said purchase transaction.

d.  Equipment Maintenance and Use. OnSat shall be responsible to service, maintain, and replace all Access Equipment, as required to maintain service to the Territory, for Viper, and, in consideration of such continued maintenance and service, and in further consideration for the VOIP rates paid to Viper hereunder, OnSat shall have continued rights and license to use said Access Equipment to provide OnSat’s Internet connectivity and services within the Territory (the “OnSat Territory License”).

OnSat shall provide to Viper regular reports of the serviceability of the Access Equipment and shall timely advise of the failures of reasonable repairs and any resulting replacement.

e.  Risk of Loss. The risk of loss and responsibilities to insure the Access Equipment shall remain with OnSat for the life of this Agreement as additional consideration for the OnSat Territory License. Upon the execution and delivery to Viper of the Bill of Sale hereunder, and prior to the Viper Financing funding, OnSat shall deliver to Viper an original certificate of insurance naming Viper and the Viper Financing lender(s) as additional named insured.

f. Property Taxes and/or Use Taxes. OnSat shall be responsible for the payment of all property and/or use taxes accessed on the Access Equipment as additional consideration for the OnSat Territory License.

g. Resale/Repurchase of Access Equipment. Viper has the right and option, at its sole choice, to resell the Access Equipment (subject to adjustment for repairs and replacements of said equipment under subparagraph (d) above) back to OnSat on June 30, 2010 or, at Viper’s option, such earlier date as 27,000 VOIP users have active subscriptions within the Territory. For its part, OnSat has the right and option, at its sole choice, and in consideration of the surrender of the Resale Shares, to repurchase the Access Equipment from Viper subject to the terms of the Viper Financing, at any time after June 30, 2008 or upon any earlier of any of the following occurrences: (i) Viper bankruptcy; (ii) Viper’s default under this Agreement; or (iii) any reduction or dilution of the market value of Viper shares for a consecutive period of 90 days below 50% of the valuation upon which the purchase price for the Access Equipment was calculated. In the event of the exercise by either party of the options granted herein, OnSat agrees to return or to cause to be returned to Viper the Resale Shares received in subparagraph (b) above and Viper agrees to provide to OnSat a Bill of Sale for the Access Equipment. Viper and OnSat agree that the stock certificate representing the Resale Shares and a Bill of Sale reconveying the Access Equipment to OnSat will be held in escrow by Snow, Christensen & Martineau (“Snow”) until such time as either party shall exercise the option granted to it hereunder, or until each has waived its rights to do so, in writing. In the event of an exercise by either party of the option to resell or repurchase the Access Equipment and upon delivery to Snow and to the other party of written notice of that exercise, Snow will return the Resale Share certificate to Viper and deliver the Bill of Sale to OnSat. Notwithstanding the foregoing, Viper’s option to resell the Access Equipment and OnSat’s option to repurchase the Access Equipment shall expire as of July 10, 2010, at which time the Resale Share certificate will be released into OnSat’s possession and the Bill of Sale shall be returned to Viper

5.  VOIP Subscriber Services on OnSat Network

a. Viper’s VOIP products and services (the “VOIP Services”) will be marketed and sold within the Territory through OnSat, under it current and exclusive contract with the Navajo Nation. For that purpose, Viper appoints OnSat as its sole and exclusive reseller of Viper VOIP Services within the Territory, and on the terms and conditions outlined herein. OnSat shall also be Viper’s sole source for all required subscriber equipment, which shall be compatible with the Access Equipment, and provided at the prices provided herein.

b. Viper will initially purchase from OnSat and OnSat shall maintain for use in connection with the sale and delivery of Viper’s VOIP Services within the Territory, the number of VOIP subscriber kits and at a unit cost as provided on Exhibit 1, Item 5(b) and comprising the following (collectively, the “Subscriber Equipment”):

i.	900 MHz modem
ii.	VOIP Broadband Phone Adaptor (“BPA”) box (LlnkSys model no. 2102 or equivalent as tested by Viper)
iii.	Subscriber-side antenna
iv.	Cabling
v.	VOIP Services, and
vi.	Standard telephone handset (as required)

c. From and after Viper’s purchase of the Subscriber Equipment (the “Inventory”), Viper shall own all such equipment; however, OnSat shall maintain and protect said Inventory until installation is accepted by the subscriber, to be used for subscriber installations.

d.  Viper’s obligation to purchase Subscriber Equipment is limited to the quantities and dates, as detailed in the attached as Schedule 5(d). If installations would exceed these Inventory levels OnSat, at its option, will either:

i.	Fund the purchase of additional Inventory, until the next scheduled Viper purchase, to satisfy all or part of the additional sales demand, or
ii.	Delay the installation of new Subscriber Equipment until he next Inventory purchase by Viper.

6.  Service Wholesale Rates, Commissions, Marketing Costs: The parties agree to the following rates and commissions to apply for the Initial Term. Said rates may be adjusted thereafter upon annual renewals upon the written consent and agreement of both parties.

a. From subscriber charges for VOIP services, OnSat shall pay to Viper the following for each subscriber:

i. the amount provided on Exhibit 1, Item 6(a)(i) for each installation under a two (2) year VOIP services contract of Subscriber Equipment as collected, such installation fee will generally be paid by the Navajo Communities/Navajo Nation under OnSat’s Sole Source Agreement with the Navajo Nation;

ii. the monthly amount provided on Exhibit 1, Item 6(a)(ii) for each monthly billed unlimited (as defined) subscription services account (the “Monthly Account”) in advance on the 5th of each month for unlimited (as defined) monthly calls within the continental US (48 states);

iii. the amount provided on Exhibit 1, Item 6(a)(iii) per minute for prepaid phone card sales, for other than unlimited calling plans, and for excess unlimited average usage (as defined)

for actual continental US usage, billed by the minute, as such card sales are made or usage incurred in arrears on the 5th of each month;

iv. the percentage provided on Exhibit 1, Item 6(a)(iv) of Viper’s published rates for all calls made outside of the continental US, billed by the minute, as such card sales are made or usage incurred in arrears on the 5th of each month; and

v. the amount provided on Exhibit 1, Item 6(a)(v) for the early cancellation of a Monthly Account in arrears on the 5th of each month.

b. In turn, Viper shall pay to OnSat the following by the 5th of each month:

vi. a flat monthly fee of the amount provided on Exhibit 1, Item 6(b)(vi) for marketing and sales services for the first twelve (12) months of the Initial Term following funding of the Viper Financing, then 50% of the amount provided on Exhibit 1, Item 6(b)(vi) per month until the last twelve (12) months of the Initial Term then zero (the “Marketing Fee”). Upon renewal(s) of this Agreement the Marketing Fee of 50% of the amount provided on Exhibit 1, Item 6(b)(vi) per month will be reinstated until the last twelve (12) months of the Renewal Term then zero;

vii. the monthly amount provided on Exhibit 1, Item 6(b)(vii) for each monthly unlimited subscription services account for use of OnSat satellite bandwidth in advance on the 5th of each month;

viii. a the percentage provided on Exhibit 1, Item 6(b)(viii) commission on the Viper’s net monthly subscription services revenue (6(a)(ii) minus 6(b)(vii) for OnSat’s sales, engineering and customer support services in advance on the 5th of each month; and

ix. a the percentage provided on Exhibit 1, Item 6(b)(ix) commission on Viper’s monthly revenue billed under 6(a)(iii) and 6(a)(iv) above in arrears as additional consideration for OnSat’s sales, engineering and customer support services.

c. The term unlimited subscription services account refers to the contract between OnSat and the individual subscriber not the delivery of the aggregate continental US calling minutes during a month for these individual subscribers as paid by OnSat to Viper. For the purpose of this Agreement between Viper and OnSat additional usage minutes, as defined below, will be paid to Viper as follows:

x.  individual subscriber continental US minutes in excess of the number of minutes provided on Exhibit 1, Item 6(c)(x) during a monthly billing cycle will be paid at the amount provided on Exhibit 1, Item 6(c)(x) per minute in arrears on the 5th of each month; and

xi. the aggregate continental US minutes provided to all subscriber’s during a month in excess of the product of the number of minutes provided on Exhibit 1, Item 6(c)(xi) times the numbers of subscribers during the month will be paid at the amount provided on Exhibit 1, Item 6(c)(xi) per minute in arrears on the 5th of each month.

d. Any applicable sales, use, personal property, excise or other taxes (other than income or corporate franchise taxes) which attach to the sales of the VOIP services or which OnSat is required to pay or collect on or as a result of the rights granted hereunder shall be the sole responsibility of OnSat, which shall hold Viper harmless therefrom. Viper shall be responsible for any property tax attaching to equipment owned by Viper, excluding the Access Equipment, and the unsold Inventory and all such liability shall be deemed to be included in the rates payable hereunder.

e. All payments and allowances payable between the parties shall be shall be calculated and reconciled by the parties quarterly on a calendar basis.

7.  Services Installation and Marketing. In consideration of the rates and payments between the parties as outlined in this Agreement, the parties shall bear responsibility for marketing, selling, promoting, installing and servicing Viper’s VOIP services and equipment for subscribers on OnSat’s existing satellite-based Internet network and related system within the Territory, as follows:

a.	Viper Duties.

i. Viper shall provide provisional interface for the VOIP network and other interconnection with OnSat’s satellite network and all software necessary to provide required subscriber connectivity to Viper’s network, with related online support.

ii. Viper shall provide sales terminal VOIP Services interface for OnSat employees to assist them in collection the customer information and payment data.

ii. Viper shall provide US and or International long distance termination for OnSat’s network VOIP subscribers.

iii. Viper shall provide free online billing for all subscribers. Optional paper billing will be available at an additional cost of the amount provided on Exhibit 1, Item 7(a)(iii) per month per subscriber.

iv. Viper shall provide updates and level 2 and level 3 tech support, as generally described in Schedule 7(a)(iv) attached hereto.

v. Viper will cooperate fully with OnSat’s efforts to promote, install and maintain Viper’s products and services within the Territory.

b.	OnSat’s Duties.

i. OnSat shall be responsible to install the Subscriber Equipment and to provide VOIP subscribers with interconnection between the subscriber’s premise to OnSat’s satellite network.

ii. OnSat shall be responsible for provide level one technical support (for VOIP Services) including installation and service of the Subscriber Equipment, as that support is described in Schedule 7(b)(ii) hereto.

iii. OnSat shall be responsible to maintain its satellite network and provide an internet connection to VOIP subscribers.

iv. OnSat shall be responsible to collect all VOIP revenue from subscribers and to determine each subscriber’s credit worthiness and to pay VIPER at OnSat rates and at such times as provided herein.

v. OnSat shall use its best efforts to promote and to seek orders for the VOIP Services from existing subscribers for OnSat’s services and from other potential subscribers within the Territory.

vi. OnSat shall provide quarterly forecasts of expected future sales on a calendar basis.

vii. OnSat shall perform its duties hereunder with reasonable care and skill and shall cultivate and maintain good relations with subscribers and potential subscribers in accordance with sound commercial principles.

viii. Except as otherwise specifically provided in this Agreement OnSat shall perform its duties hereunder at its own cost and expense, in consideration of the monthly payments made by Viper hereunder, and otherwise in such manner in accordance with sound commercial principles.

ix. OnSat shall make reasonable efforts to inform Viper of all laws and regulations in the jurisdiction(s) into which the Territory falls from time to time relating to the VOIP Services and shall forthwith notify Viper if it becomes aware that the arrangements set out in or contemplated by this Agreement are or may be in breach of any such laws or regulations. As of the date of this Agreement OnSat is not aware of any facts or circumstances which would be disclosed in accordance with the proceeding duty.

x. OnSat shall have rights and license to include and incorporate Viper logos and trademarks in OnSat’s promotional materials within the Territory as appropriate and in accordance with current Viper style and consistent with Viper’s trademark use policies. All such use of Viper logos and trademarks must have specific prior written approval by Viper.

xi. OnSat agrees to display Viper’s logo and trademarks in appropriate places on all VOIP equipment. Further, OnSat agrees to place notice of any copyright and patent protection or other proprietary legend requested by Viper on relevant products or literature.

xii. All advertising and promotional materials prepared by OnSat and relating to or otherwise referencing Viper VOIP services shall be submitted to Viper for approval and not used until such approval shall be obtained, which approval shall not be unreasonably withheld.

xiii. OnSat shall promptly inform Viper forthwith of each and any of the following of which OnSat is or becomes aware within the Territory:

•	any complaint concerning the VOIP Services;

•	any actual or suspected breach by an Subscriber of the terms and conditions of its VOIP Subscriber Agreement;

•	any matters likely to be relevant in relation to the development promotion licensing use or maintenance of the VOIP Services; and

•	any infringement by any third party of Viper’s rights in the VOIP Services and underlying software or firmware.

xiv. For at least two (2) years after the relevant installations, OnSat will retain records adequate for Viper to verify the accuracy of OnSat’s reports and payments. Viper shall have the right to audit and copy such records upon not less than fifteen (15) days prior notice to OnSat, such audit to be performed by such auditors and/or employees as Viper shall desire in its sole discretion. In the event that any such audit shall reveal a deficiency in royalty payments, then OnSat shall immediately pay to Viper the total amount of said deficiency plus interest at the monthly rate as published by the Federal Reserve Board from time to time for monthly Bank Prime Loan. In the event such deficiency is equal to five percent (5%) or more of the royalties set forth in the most recent royalty report, or if OnSat is in default hereunder, then OnSat shall also pay to Viper the cost of such audit. In the event that an audit reveals the OnSat has overpaid required royalty payments, the total of such overpayment shall stand as an immediate credit and offset against any sums next due from OnSat to Viper. The provisions of this paragraph 4(d) shall survive expiration or termination of this Agreement.

8. Restrictions on Marketing Rights. Except as herein specifically provided otherwise, OnSat’s marketing rights hereunder shall be subject to the following restrictions:

a. OnSat shall not license or sub-license or enter into any contracts for the licensing or sub-licensing of the VOIP Services on behalf of Viper or to bind Viper in any way without prior written consent by Viper;

b. OnSat shall have the right to license or sub-license or enter into any contracts for the licensing or sub-licensing of the VOIP Services on behalf of Viper with any wholly owned subsidiaries;

c. OnSat shall not hold itself out or permit or suffer any person to hold itself out as being authorized to bind Viper in any way;

d. OnSat shall not pledge the credit of Viper in any way;

e. OnSat shall not use any promotional or advertising materials in relation to the VOIP Services except those approved by Viper;

f. OnSat shall not engage in any conduct, which in the reasonable opinion of Viper is prejudicial to Viper’s business or the commercial exploitation of the VOIP Services;

g. OnSat shall not give or pass on any warranties on behalf of Viper other than the warranties specifically set forth in the Subscriber Agreement (or any amendment or replacement thereof from time to time prescribed by Viper)

h. OnSat shall not copy, reproduce or transmit in any form or by any means the VOIP Services software or any part thereof or permit any third party to do so.

9. Proprietary Rights.

a. Each party shall retain and control full ownership and title to its respective system software (“Viper Programs” and “OnSat Programs,” respectively). Title to each (including any customizations, modifications and ports thereof) in any form shall at all times remain exclusively with the original owner thereof, which ownership shall not be affected or altered by virtue of this Agreement or the parties’ cooperation hereunder. Under no circumstances shall either party attempt, or permit others to attempt, to decompile, disassemble or otherwise reverse engineer the programs of the other.

b. Each party shall take reasonable steps to safeguard the programs and proprietary information of the other, exchanged under this Agreement, and to assure that no unauthorized persons have access to them and that no person authorized to have access to any of them takes any action with respect thereto which is herein prohibited.

c. OnSat shall include, and shall not alter or remove, any applicable copyright, patent, trade secret, trademark or other proprietary notices on all copies (in whatever form) of the Viper Programs and the packaging in which they may be contained. All use by OnSat of Viper’s trademarks shall be in accordance with Viper’s published trademark usage guidelines. Nothing herein shall be deemed to limit or restrict OnSat’s rights to brand its own services or any elements or features thereof with its own name or identification, provided that there is no confusion between such names and any trademark owned by Viper.

d. The terms of this Agreement are confidential and may not be disclosed to third parties. The parties hereby acknowledge that this Agreement establishes a relationship of confidentiality between them, and OnSat acknowledges that the Viper Programs are furnished by Viper on a confidential basis. Unless otherwise agreed to in writing by Viper, OnSat shall limit access to the Viper Programs to its employees and agents and subcontractors under commitments of non-disclosure and on a need-to-know basis only. Such access shall be solely for the purpose of enabling OnSat to Use the Viper Programs for the limited purposes set forth in this Agreement.

10. Exclusive Limited Warranty of Viper Products:

a. Viper warrants that the Viper Programs will upon delivery substantially conform to the description thereof in Viper marketing literature.

b. As the sole and exclusive remedy for breach of the warranty contained in the preceding subparagraph, Viper will provide the support services set forth in Schedule 7(a)(iv) hereof. In the event that Viper fails to provide the required support, it shall refund to OnSat the net amount paid by OnSat under this Agreement for the Viper Programs as depreciated on a straight-line method, using a useful life of two (2) years, and otherwise excuse future fees to be paid or accrued during the term of this Agreement then in effect until Viper provides a remedy.

c. Viper’s exclusive limited warranty provided for in this Section 10 shall not apply to damage or deficiencies to the Viper Programs resulting from accident, alteration, modification, foreign attachments, misuse, tampering, negligence, improper maintenance, abuse or failure to implement any Updates furnished pursuant to this Agreement.

d. Viper reserves the right to make substitutions and modifications in the specification of the Viper Programs, provided that such substitutions or modifications will, in Viper’s sole opinion, improve performance of the Viper Programs.

e. Viper shall, at its cost and expense, defend, indemnify and hold OnSat harmless from and against any claim (including, but not limited to, a claim for personal injury or property damage) by any other person or party arising out of or in connection with the use of the Viper Programs as a part of OnSat’s services, regardless of whether such claim is founded in contract, tort or warranty.

11. Exclusive Limited Warranty of OnSat Products:

a.  OnSat warrants that the OnSat satellite network delivery of internet service will substantially conform to the description thereof in OnSat marketing literature.

b.  As the sole and exclusive remedy for breach of the warranty contained in the preceding subparagraph, OnSat will provide the support services set forth in Schedule 7(b)(ii) hereof. In the event that OnSat fails to provide the required support, it shall refund to Viper the amount paid by Viper under this Agreement for the OnSat satellite network for the prorated monthly fee and otherwise excuse future fees to be paid or accrued during the term of this Agreement then in effect until OnSat provides a remedy.

c.  OnSat reserves the right to make substitutions and modifications in the specification of the satellite network, provided that such substitutions or modifications will, in OnSat’s sole opinion, improve performance of the OnSat satellite network.

d.  OnSat shall, at its cost and expense, defend, indemnify and hold Viper harmless from and against any claim (including, but not limited to, a claim for personal injury or property damage) by any other person or party arising out of or in connection with the use of the OnSat satellite network as a part of VOIP Services, regardless of whether such claim is founded in contract, tort or warranty.

12. Patents and Copyrights.

a.     Viper will defend and indemnify OnSat against any claim that Viper Programs delivered hereunder, or the use thereof, constitute an infringement of a currently effective patent, copyright, trade secret or other intellectual property right in the United States, Canada, Europe or Japan. Viper’s obligations hereunder will only apply if OnSat notifies Viper promptly in writing as to any such claim; gives Viper the right to control and direct the investigation, preparation, defense, trial and settlement of each such claim; and provides Viper with information deemed necessary by Viper or its counsel in connection with the foregoing. OnSat agrees to cooperate fully with Viper in the defenses and/or settlement of each such claim. If Viper receives notice of an alleged infringement or if the use of Viper Programs is prevented based on an alleged infringement, Viper will have the right, at its option, to obtain for OnSat the right to continued use of any such Viper Programs; substitute other comparable programs that deliver equivalent or better functionality and performance; or replace or modify such Viper Programs or their design so that they are no longer infringing. If, in Viper’s opinion, none of the foregoing alternatives is reasonably available to Viper, then Viper may remove such Viper Programs and pay to OnSat a sum equal to the net amount paid by OnSat under this Agreement for the Viper Programs as depreciated on a straight-line method, using a useful life of two (2) years. In no event shall Viper’s liability under this paragraph (excluding Viper’s outside counsel fees and internal costs) exceed the amount paid by OnSat to Viper for the Licensed Program(s) which includes the alleged infringement. The foregoing states the entire liability of Viper with respect to infringement of any patents, copyrights or other intellectual property rights by Viper Programs.

b.  Viper’s obligation contained in the preceding subparagraph does not extend to any suit or proceeding which is based upon a patent claim covering a combination of which any Licensed Program licensed under this Agreement is merely an element of the claim combined with other devices or elements not acquired hereunder unless (and only to the extent) Viper is a contributory infringer, nor does it extend to use of any Licensed Program in a manner not permitted or contemplated in Viper’s published documentation.

13. Termination:

a.  Either party may terminate this Agreement for cause prior to the expiration of the Initial Term (or any extension then in effect) after delivering written notice to the other party, in the event the other party defaults in performance of any of its material obligations under this Agreement unless such default is cured within 30 days after receipt of such notice. It shall be an event of default for either party to file for bankruptcy protection, voluntarily or involuntarily.

b.  The parties’ respective obligations to reconcile and make payments due hereunder as of the date of termination shall survive any expiration or termination of this Agreement.

14 General Provisions:

a.    This Agreement will not be binding upon either party until signed by authorized officers or representatives and accompanied by a signed Corporate Resolution of OnSat and Viper.

b. OnSat may not assign this Agreement other than to a subsidiary of OnSat, without the prior written consent of Viper.

c. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. Without limiting the foregoing, this Agreement shall be governed by the Uniform Commercial Code. The transactions which are the subject matter of this Agreement shall be deemed to be a “transaction in goods” and all VOIP products, including software shall be deemed to be “goods” within the meaning of the said statute, even if title and ownership of equipment and VOIP-related software is retained by Viper. To the extent, if any, that services are provided in connection with this Agreement, such services shall be deemed incidental to the provisions of “goods”.

d. Interest shall accrue on any net payments past due by either party to the other hereunder, at the monthly rate of one and one-half percent (1-1/2%) or at the maximum legal rate, whichever is less. Nothing contained in this paragraph shall be deemed a waiver of the termination provisions of this Agreement in the event of either party’s default hereunder.

e. No failure or delay on the part of either party in exercising any right or remedy provided in this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of or failure to exercise any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement.

f. Both parties may issue press releases, the language of which shall be subject to the approval of the other party, announcing the relationship and intended benefits and availability of the Viper Products within the Territory.

g. Any notice required or permitted under this Agreement shall be in writing and shall be sent to the following (unless notice of a changed address has been given):

If to OnSat:

Onasi, Inc.
Attn: David Stephens, CEO
136 Heber Ave. Ste. 204
P.O. Box 981855
Park City, UT 84098

Voice: (801) 466-1688
Fax: (801) 466-5998
e-mail: Dave@onsatnet.com

With a copy to:

David W. Slaughter, Esq.
Snow, Christensen & Martineau
10 Exchange Place, 11th Floor
P.O. Box 45000
Salt Lake City, Utah 84145-5000

Fax: (801) 363-0400
e-mail: dslaughter@scmlaw.com

If to Viper:

Viper Networks, Inc.
Attn: Farid Shouekani, CEO
530 Stephenson Hwy, Suite 100
Troy, MI 48083

Fax: (248)298-2701
e-mail. FaridShouekani01@cs.com

With a copy to:

Viper Networks, Inc.
Attn: Paul Atkiss, CFO
10373 Roselle Street, Suite 170
San Diego, CA 92121

Fax: (858)452-8638
e-mail. PAtkiss@vipernetworks.com

Notice shall be deemed sufficient if delivered by telecopier, electronic mail, private overnight courier service or registered or certified airmail, return receipt requested, with postage prepaid.

h. The parties’ respective performance hereunder is subject to force majeure, including but not limited to wars, riots, strikes, labor disturbances, acts of God, fires, floods, explosions, civil disturbances, inability to obtain required material or transportation, and acts of governmental authorities.

i. Paragraph headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

j. This Agreement (including any schedule hereto) supersedes all prior agreements and understandings between the parties, whether written or oral, related to the subject matter and is intended by the parties as the complete and exclusive statement of the terms of their Agreement.

k. No modification, addition to, or waiver of any of the terms of this Agreement (including any schedule hereto) shall be effective unless in writing and signed by an authorized officer of Viper. Under no circumstances shall the terms of any purchase order submitted by OnSat to Viper, whether before or after the execution of this Agreement, be deemed binding upon Viper. If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.

l. No action to enforce any claim arising out of or in connection with the transaction which is the subject matter of this Agreement shall be brought by either party against the other more than three (3) years after the cause of action has occurred.

m. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

Agreed to and accepted by:

VIPER NETWORKS, INC.

By: ___/s/Farid Shouekani_________

Name: ___Farid Shouekani________

Title: ___President - CEO_________

Agreed to and accepted by:

ONASI, INC.

By: ___/s/ David Stephens________

Name: __David Stephens_________

Title: ___CEO_________________